Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Third Quarter 2016 Financial Results

- Q3 2016 Sales Revenue up 61.3% Over the Same Period in 2015 -

- Q3 2016 Adjusted Net Income up 61.4% Over the Same Period in 2015 -

- Raises 2016 Revenue Guidance and Provides 2017 Guidance-

Goleta, California, November 3, 2016 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three-month period ended September 30, 2016.

Third Quarter 2016 Highlights

•	Total revenue of $54.4 million, up 33.5% over the same period in 2015
§	Sales revenue of $47.2 million, up 61.3% over the same period in 2015
§	Rental revenue of $7.2 million, down 37.2% from the same period in 2015
•	Net income of $3.5 million, reflecting a 28.2% increase over the same period in 2015 and a 6.3% return on revenue
•	Adjusted net income of $3.5 million, reflecting a 61.4% increase over the same period in 2015 and a 6.3% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Adjusted EBITDA of $10.8 million, representing 30.7% growth over the same period in 2015 and a 19.8% return on revenue (see accompanying table for reconciliation of GAAP and non-GAAP measures)
•	Total units sold in Q3 2016 were 26,600, an increase of 81.0% over the same period in 2015, reflecting the continued strong consumer demand for the Company’s products across all sales channels

“We are very pleased with sales growth and execution across our business-to-business and direct-to-consumer channels this quarter, indicating increasing demand and adoption of our portable oxygen concentrators,” said Chief Executive Officer Raymond Huggenberger. “Given these year-to-date results, we are raising 2016 revenue guidance to $194 to $198 million and providing 2017 revenue guidance of $230 to $236 million as the conversion to portable oxygen concentrators continues.”

Third Quarter 2016 Financial Results
Total revenue for the three months ended September 30, 2016 rose 33.5% to $54.4 million from $40.8 million in the same period in 2015, with record quarterly sales in both business-to-business channels. Domestic business-to-business sales exceeded expectations and grew 65.1% over the same period in 2015, primarily driven by traditional home medical equipment provider purchases and the continued strength of our private label partner. International business-to-business sales in the third quarter also exceeded expectations, growing 90.0% over the comparative period in

2015, primarily due to the success with our large partners in Europe and due to a weak quarter in the third quarter of 2015 for international sales. Direct-to-consumer sales rose 38.6% over the same period in 2015, approximately in line with expectations.  Rental revenue decreased 37.2% from the same period in 2015 due to the declines in Medicare rental reimbursement rates that took effect on July 1, 2016, continued declines in private-payor rates which decreased due to the lower Medicare rates, and an increase in provision for rental adjustments.

Gross margin was 46.2% in the third quarter of 2016 versus 47.5% in the comparative period in 2015. Sales gross margin was 48.6% in the third quarter of 2016 versus 45.1% in the third quarter of 2015. Sales gross margin improved due to lower cost of goods sold per unit associated with the upgraded Inogen One G3 and Inogen One G4 products, partially offset by an increase in sales mix toward lower margin business-to-business sales. Rental gross margin was 30.7% in the third quarter of 2016 versus 53.5% in the third quarter of 2015 primarily due to lower net revenue per rental patient as a result of reimbursement rate reductions and an increase in the provision for rental adjustments, partially offset by lower cost of rental revenues associated with lower depreciation and servicing costs per patient.

Operating expense was $19.7 million in the third quarter of 2016 versus $15.7 million in the third quarter of 2015 as the Company continued to make strategic investments in additional sales headcount and support personnel, and incurred higher patent defense legal costs and allowances for bad debt expense. Even with these headwinds, operating expense as a percentage of revenue decreased to 36.3% in the third quarter of 2016 from 38.4% in the third quarter of 2015.

Operating expense included research and development expense of $1.4 million in the third quarter of 2016 versus $1.1 million in the comparative period in 2015, primarily due to increased personnel-related expenses and product development costs for engineering projects.  Sales and marketing expense was $9.7 million in the third quarter of 2016 versus $8.1 million in the comparative period in 2015, primarily due to increased salesforce additions and media expense. General and administrative expense was $8.7 million in the third quarter of 2016 versus $6.4 million in the comparative period in 2015, primarily due to increased personnel-related expenses, patent defense legal costs, and allowances for bad debt expense.

Net income for the third quarter of 2016 increased 28.2% to $3.5 million from $2.7 million in the third quarter of 2015, or $0.16 per diluted common share compared to $0.13 in the third quarter of 2015.  In the third quarter of 2016, Inogen's effective tax rate was 36.6% compared to 26.7% in the third quarter of 2015.  This increase was primarily due to the $0.6 million tax benefit adjustment that occurred in the third quarter of 2015, partially offset by research and development credits allowed in the third quarter of 2016 but not in the comparative period in 2015.

Adjusted net income in the third quarter of 2016 increased 61.4% to $3.5 million from $2.1 million in the third quarter of 2015. Adjusted net income in the third quarter of 2016 did not include any tax benefit adjustments, compared to $0.6 million of tax benefit adjustments in the third quarter of 2015.

Adjusted EBITDA for the three months ended September 30, 2016 rose 30.7% to $10.8 million from $8.2 million in the third quarter of 2015.

Cash, cash equivalents, and marketable securities were $108.3 million as of September 30, 2016, compared to $98.1 million as of June 30, 2016, an increase of $10.2 million in the third quarter of 2016.

Financial Outlook for 2016 and 2017

Inogen is increasing its 2016 revenue guidance to a range of $194 to $198 million, which represents year-over-year growth of 22.0% to 24.5%.  This compares to the previous revenue expectation of $190 to $194 million.

The Company is maintaining its net income estimate in the range of $12.5 to $14.5 million, representing 7.9% to 25.2% growth over 2015.

The Company is also maintaining its 2016 Adjusted EBITDA estimate in the range of $37.5 to $39.5 million, representing an increase of 16.1% to 22.3% over 2015. 2016 Adjusted net income is expected to be in the range of $12.5 to $14.5 million consistent with previous guidance, representing 24.8% to 44.8% growth over 2015.

Inogen’s estimates of forward-looking Adjusted EBITDA exclude estimates for interest expense, interest income, provision for income taxes, depreciation and amortization, and stock-based compensation expense.  Inogen’s estimates of forward-looking Adjusted net income exclude estimates for tax benefit adjustments.  The timing and amounts of these items needed to estimate non-GAAP financial measures are inherently unpredictable or outside our control to predict.  Accordingly, we cannot provide a quantitative reconciliation of non-GAAP Adjusted EBITDA or Adjusted net income without unreasonable effort.  Material changes to any of these items could have a significant effect on our guidance and future GAAP results.

In 2015, the Company experienced tax benefit adjustments of $1.6 million that are not expected to recur in 2016.  Inogen now expects an effective tax rate in full-year 2016 of approximately 36%, up from previous estimates of 35%, compared to an effective tax rate of 32.0% in 2015, excluding the tax benefit adjustments, but the actual effective tax rate may vary depending on a variety of factors such as actual disqualifying dispositions of employee incentive stock options that occur within the year.  Inogen expects a higher effective tax rate primarily due to lower tax deductions for equity compensation as a percentage of pre-tax income which is not expected to have as much of an impact on the 2016 effective tax rate as it did on the 2015 effective tax rate.  The Company also expects the effective tax rate to fluctuate depending on disqualifying dispositions incurred within the respective quarters.

Inogen confirmed its expectation for net positive cash flow for 2016 with no additional equity capital required to meet its current operating plan.

Inogen is also providing a guidance range for the full year 2017 total revenue of $230 to $236 million, representing 17.3% to 20.4% growth over the 2016 guidance mid-point of $196 million.  The Company expects direct-to-consumer sales to be its fastest growing channel, and domestic business-to-business sales to have a solid growth rate, and international business-to-business sales to have a modest growth rate, where the strategy will continue to be heavily focused on the European markets.  Inogen expects rental revenue to slightly decline in 2017 compared to 2016 associated with lower average rental revenue per patient primarily due to the known cuts from Medicare competitive bidding, and a continued focus on sales versus rentals.

Inogen is providing a full year 2017 net income and Adjusted net income estimate of $16 to $18 million, representing 18.5% to 33.3% growth over the 2016 guidance mid-point of $13.5 million.  Inogen is providing a guidance range for the full year 2017 Adjusted EBITDA of $45 to $49 million, representing 16.9% to 27.3% growth over the 2016 guidance mid-point.  Inogen expects an effective tax rate of 36% in 2017.

Inogen also expects net positive cash flow for 2017 with no additional equity capital required to meet its current operating plan.

Conference Call

Individuals interested in listening to the conference call today at 1:30pm PT/4:30pm ET may do so by dialing (855) 427-4393 for domestic callers or (484) 756-4258 for international callers. Please reference Conference ID: 96836773. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning November 3, 2016 at 4:30pm PT/7:30pm ET through 4:30pm PT/7:30pm ET on November 4, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 96836773. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding anticipated growth opportunities; Inogen’s competitive position; reductions in Medicare and private payor reimbursement rates and the estimated impact on Inogen’s financial projections; direct-to-consumer, business-to-business and international growth expectations; estimates of declines in rental revenue; operating expense expectations; and financial guidance for 2016 and 2017, including revenue, Adjusted EBITDA, Adjusted net income, net income, net cash flow, effective tax rates and tax benefit adjustments, and the need for equity financing. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including private payor reductions and reductions in connection with competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to continue its Inogen One G4 product rollout; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in Inogen’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Inogen’s subsequent reports on Form 10-Q and Form 8-K, including Inogen's Quarterly Report on Form 10-Q for the period ended September 30, 2016 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine months ended September 30, 2016 and September 30, 2015. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext. 7

Media Contact:

Byron Myers

805-562-0503

-- Financial Tables Follow --

Condensed Balance Sheet
(unaudited)
(amounts in thousands)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$86,009	$66,106
Marketable securities	22,331	16,793
Accounts receivable, net	29,717	19,872
Inventories, net	16,499	8,648
Deferred cost of revenue	439	397
Income tax receivable	1,612	2,158
Prepaid expenses and other current assets	1,470	870
Total current assets	158,077	114,844
Property and equipment, net	26,835	30,680
Intangible assets, net	268	229
Deferred tax asset - noncurrent	9,514	15,464
Other assets	97	97
Total assets	$194,791	$161,314
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$20,710	$12,867
Accrued payroll	5,844	5,271
Current portion of long-term debt	80	315
Warranty reserve - current	1,559	1,226
Deferred revenue - current	2,035	2,323
Income tax payable	—	11
Total current liabilities	30,228	22,013
Warranty reserve - noncurrent	1,838	747
Deferred revenue - noncurrent	6,343	4,199
Other noncurrent liabilities	300	337
Total liabilities	38,709	27,296
Stockholders' equity
Common stock	20	20
Additional paid-in capital	190,202	179,143
Accumulated deficit	(34,146)	(45,108)
Accumulated other comprehensive income (loss)	6	(37)
Total stockholders' equity	156,082	134,018
Total liabilities and stockholders' equity	$194,791	$161,314

Statements of Comprehensive Income
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue
Sales revenue	$47,177	$29,248	$125,566	$84,682
Rental revenue	7,245	11,530	26,412	33,877
Total revenue	54,422	40,778	151,978	118,559
Cost of revenue
Cost of sales revenue	24,271	16,046	63,824	46,501
Cost of rental revenue, including depreciation of $2,878 and $3,029 for the three months ended and $8,733 and $8,929 for the nine months ended, respectively	5,023	5,357	15,532	15,838
Total cost of revenue	29,294	21,403	79,356	62,339
Gross profit	25,128	19,375	72,622	56,220
Operating expense
Research and development	1,350	1,116	3,897	2,954
Sales and marketing	9,679	8,132	28,220	22,623
General and administrative	8,702	6,413	23,812	19,066
Total operating expense	19,731	15,661	55,929	44,643
Income from operations	5,397	3,714	16,693	11,577
Other income (expense)
Interest expense	(1)	(5)	(6)	(18)
Interest income	61	28	126	66
Other income (expense)	(8)	(59)	78	(215)
Total other income (expense), net	52	(36)	198	(167)
Income before provision for income taxes	5,449	3,678	16,891	11,410
Provision for income taxes	1,994	982	5,929	3,683
Net income	$3,455	$2,696	$10,962	$7,727
Other comprehensive income, net of tax
Unrealized gain (loss) on foreign currency hedging during the period	10	—	(24)	—
Add: reclassification adjustment for losses included in net income	2	—	51	—
Total unrealized gain on foreign currency hedging	12	—	27	—
Unrealized gain (loss) on available-for-sale investments during the period	(4)	—	16	—
Total other comprehensive income, net of tax	8	—	43	—
Comprehensive income	$3,463	$2,696	$11,005	$7,727

Basic net income per share attributable to common stockholders	$0.17	$0.14	$0.55	$0.40
Diluted net income per share attributable to common stockholders	$0.16	$0.13	$0.52	$0.37
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	20,157,688	19,428,653	19,986,544	19,303,057
Diluted common shares	21,100,725	20,783,550	20,924,022	20,690,499

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients rounded to the nearest hundred)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue by region and category
Business-to-business domestic sales	$16,173	$9,794	$41,647	$25,590
Business-to-business international sales	14,952	7,871	38,015	26,840
Direct-to-consumer domestic sales	16,052	11,583	45,904	32,252
Direct-to-consumer domestic rentals	7,245	11,530	26,412	33,877
Total revenue	$54,422	$40,778	$151,978	$118,559
Additional financial measures
Units sold	26,600	14,700	68,700	42,100
Net rental patients as of period-end	33,700	32,400	33,700	32,400

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP EBITDA and Adjusted EBITDA	2016	2015	2016	2015
Net income	$3,455	$2,696	$10,962	$7,727
Non-GAAP adjustments:
Interest expense	1	5	6	18
Interest income	(61)	(28)	(126)	(66)
Provision for income taxes	1,994	982	5,929	3,683
Depreciation and amortization	3,416	3,560	10,290	10,468
EBITDA (non-GAAP)	8,805	7,215	27,061	21,830

Stock-based compensation	1,953	1,016	5,404	2,343
Adjusted EBITDA (non-GAAP)	$10,758	$8,231	$32,465	$24,173

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP Adjusted net income	2016	2015	2016	2015
Net income	$3,455	$2,696	$10,962	$7,727
Non-GAAP adjustments:
Tax benefit adjustments	—	(556)	—	(556)
Adjusted net income (non-GAAP)	$3,455	$2,140	$10,962	$7,171

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP Operating expense	2016	2015	2016	2015
Operating expense	$19,731	$15,661	$55,929	$44,643
Non-GAAP adjustments:
Audit committee investigation and related class action lawsuit expenses [1]	—	—	—	(1,787)
Litigation settlement benefit, net [2]	72	—	92	—
Operating expense, excluding certain operating expenses (non-GAAP)	$19,803	$15,661	$56,021	$42,856

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP - Sales, General & Administrative (SG&A) expense	2016	2015	2016	2015
SG&A expense	$18,381	$14,545	$52,032	$41,689
Non-GAAP adjustments:
Audit committee investigation and related class action lawsuit expenses [1]	—	—	—	(1,787)
Litigation settlement benefit, net [2]	72	—	92	—
SG&A expense, excluding certain operating expenses (non-GAAP)	$18,453	$14,545	$52,124	$39,902

1 Includes expenses associated with our 2015 audit committee investigation and related securities class action lawsuit that was subsequently dismissed on June 29, 2015.

2 Consists of a patent litigation settlement benefit partially offset by a litigation expense associated with a labor law class-action lawsuit that was accrued in the first quarter of 2016.